UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                              Post Properties, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   737464107
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                                 (CUSIP Number)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP No. 737464107
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      LaSalle Advisors Capital Management, Inc.
      36-4160747
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2     Check the Appropriate Box If a Member of a Group*                  a.  |X|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Maryland
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                  5     Sole Voting Power
  Number of
   Shares               356,547
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        356,547
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        366,097
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      722,644
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10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |X| Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Parnership

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11    Percent of Class Represented By Amount in Row (9)

      2.4%
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12    Type of Reporting Person*

      IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 737464107
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      ABKB/LaSalle Securities Limited Partnership
      36-3991973
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2     Check the Appropriate Box If a Member of a Group*                  a.  |X|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Maryland
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                  5     Sole Voting Power
  Number of
   Shares               326,915
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             1,294,333
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        326,915
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        1,401,654
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,728,569
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10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |X| Excludes shares beneficially owned by LaSalle Advisors Capital
      Management, Inc.

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11    Percent of Class Represented By Amount in Row (9)

      5.6%
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12    Type of Reporting Person*

      IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer: Post Properties, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  3350 Cumberland Circle, Suite 2200, Atlanta, Georgia
                  30339-3363

Item 2.

       LaSalle Advisors Capital Management, Inc. provides the following information:

         (a)      Name of Person Filing: LaSalle Advisors Capital
                  Management, Inc.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive, Chicago, Illinois  60601

         (c)      Citizenship: Maryland

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 737464107


ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a)      Name of Person Filing: ABKB/LaSalle Securities Limited
                  Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive, Chicago, Illinois  60601

         (c)      Citizenship: Maryland

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 737464107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)     |_|    Broker or Dealer registered under Section 15 of the Act
         (b)     |_|    Bank as defined in Section 3(a)(6) of the Act
         (c)     |_|    Insurance Company as defined in Section 3(a)(19) of the
                        Act
         (d)     |_|    Investment Company registered under Section 8 of the
                        Investment Company Act
         (e)     |X|(3) Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940
         (f)     |_|    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see
                        ss.240.13d-1(b)(1)(ii)(F)
         (g)     |_|    Parent Holding Company, in accordance with
                        ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h)     |_|    Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)
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(3) This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       LaSalle Advisors Capital Management, Inc. provides the
       following information:
         (a) Amount Beneficially Owned:                                  772,644
         (b) Percent of Class:                                              2.4%
         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:             356,547

             (ii)  shared power to vote or to direct the vote:                 0

             (iii) sole power to dispose or to direct the
                   disposition of:                                       356,547

             (iv)  shared power to dispose or to direct the
                   disposition of:                                       366,097

      ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a) Amount Beneficially Owned:                                1,728,569
         (b) Percent of Class:                                              5.6%
         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:             326,915

             (ii)  shared power to vote or to direct the vote:         1,294,333

             (iii) sole power to dispose or to direct the
                   disposition of:                                       329,915

             (iv)  shared power to dispose or to direct the
                  disposition of:                                      1,401,654

Item 5. Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8. Identification and Classification of Members of the Group

      The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership
("ABKB/LaSalle").

      ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

Item 9. Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      The parties agree that this statement is filed on behalf of each of them.

Dated: February 13, 1998

                                       LASALLE ADVISORS CAPITAL MANAGEMENT, INC.

                                       By:    /s/ William K. Morrill, Jr.
                                              --------------------------------
                                       Name:  William K. Morrill, Jr.
                                       Title: Managing Director


                                 ABKB/LASALLE SECURITIES LIMITED PARTNERSHIP

                                       By:    /s/ William K. Morrill, Jr.
                                              --------------------------------
                                       Name:  William K. Morrill, Jr.
                                       Title: Managing Director